AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KNOWBE4, INC.

KnowBe4, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
(1)     The name of the Corporation is KnowBe4, Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on January 19, 2016, upon its conversion from a Delaware limited liability company originally formed on August 10, 2010 under the name SEQRIT, LLC.
(2)     This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.
(3)     The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of the Corporation is KnowBe4, Inc.
ARTICLE II
The name and address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
A.Authorized Capital Stock. The Corporation shall be authorized to issue 1,600,000,000 shares of capital stock, of which (i) 1,000,000,000 shares shall be shares of Class A Common Stock, $0.00001 par value (the “Class A Common Stock”), (ii) 500,000,000 shares shall be shares of Class B Common Stock, $0.00001 par value (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 100,000,000 shares shall be shares of Preferred Stock, $0.00001 par value (the “Preferred Stock”).
Immediately upon the acceptance of this Certificate of Incorporation for filing by the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s capital stock issued and outstanding or held as treasury stock immediately prior to the Effective Time (the “Old Stock”), shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Class B Common Stock (the “Reclassification”). Each certificate that immediately prior to the Effective Time represented shares of Old Stock shall, until surrendered to the Corporation in exchange for a certificate representing Class B Common Stock, automatically represent that number of shares of Class B Common Stock into which such shares of Old Stock were reclassified in the Reclassification.
B.Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series the number of shares thereof, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate class vote of the holders of Preferred Stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to the terms of the Preferred Stock.
C.Rights of Class A Common Stock and Class B Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on each share of Class A Common Stock and Class B Common Stock are as follows:
(a)Identical Rights. Except as expressly provided herein, or required under applicable law, shares of the Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.
(b)Voting Rights.
(i)General Voting Rights. Except as otherwise expressly provided herein, or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders.
(ii)Votes Per Share. Except as otherwise expressly provided herein, or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share outstanding as of the applicable record date, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share outstanding as of the applicable record date.
(iii)Except as otherwise required by law or provided herein, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
(c)Dividends and Distributions. The holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive an equal amount of dividends or distributions per share if, as and when declared from time to time by the Board of Directors, unless different treatment of shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, provided that, in the event of a dividend or distribution of Common Stock, shares of Class B Common Stock shall only be entitled to receive shares of Class B Common Stock and shares of Class A Common Stock shall only be entitled to receive shares of Class A Common Stock.
(d)Treatment in a Change of Control or any Merger Transaction. In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, that, for the avoidance of doubt, consideration to be paid or received by a holder of Class A Common Stock or Class B Common Stock pursuant to any employment, consulting, severance or similar type of agreement shall not be deemed to be a distribution to stockholders for the purposes of this section. Any merger or consolidation of the Corporation with or into any other entity that is not a Change of Control Transaction shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.
(e)Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will concurrently therewith be proportionately subdivided or combined in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and the holders of the outstanding Class B Common Stock on the record date for such subdivision or combination, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.
(f)Liquidation, Dissolution or Distribution. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, holders of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, and be entitled to receive an equal amount per share of all the assets of the Corporation of whatever kind available for distribution to holders of Common Stock, after the rights of the holders of the Preferred Stock have been satisfied.
(g)Redemption. Neither the Class A Common Stock nor the Class B Common Stock is redeemable.
D.Definitions. For purposes of this ARTICLE IV:
(a)“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power of the Corporation or surviving entity or its parent and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock or the capital stock of the surviving entity or its parent, in each case as outstanding immediately after such merger, consolidation, business combination or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction owning voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power of the Corporation or surviving entity or its parent and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock or surviving entity or its parent, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction owning voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction.
ARTICLE V
A.Voluntary Conversion of Class B Common Stock. Each one (1) share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation, or upon the happening of a future event specified in such notice.
B.Automatic Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of (i) a Transfer other than a Permitted Transfer, of such share of Class B Common Stock, or (ii) the affirmative vote or, if later, at the time of the happening of a future event specified in such vote, of the holders of Class B Common Stock representing not less than sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class.
C.Conversion Upon Death or Disability. Each share of Class B Common Stock held of record by a holder of Class B Common Stock who is a natural person, or by such holder of Class B Common Stock’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Disability of such holder of Class B Common Stock.
D.Final Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock at 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the fifth year anniversary of the Effective Time (the “Final Conversion Date”). Following such conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing of the certificate with the Secretary of State of the State of Delaware required thereby, and upon the effectiveness of such certificate, if the retired shares constitute all of the authorized shares of the Class B Common Stock, the certificate shall have the effect of eliminating all references to the Class B Common Stock in this Certificate of Incorporation. Upon conversion of Class B Common Stock into Class A Common Stock on the Final Conversion Date, all rights of holders of shares of Class B Common Stock with respect to such shares shall cease and (a) if such shares are certificated, the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued or (b) if such shares are not certificated, the person registered as the owner of such shares in book-entry form shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
E.Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation (the “Bylaws”), relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the

Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors, which determination shall be conclusive and binding) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. A determination by the Corporation as to whether or not a conversion of Class B Common Stock into Class A Common Stock has occurred, or whether or not a Transfer has occurred resulting in such conversion, shall be conclusive and binding.
F.Definitions. For purposes of this ARTICLE V:
(1)“Disability” means permanent and total disability such that the natural person holder of Class B Common Stock is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute whether the natural-person holder of Class B Common Stock has suffered a Disability, no Disability of the natural person holder of Class B Common Stock shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.
(2)“IPO Date” means the date the Class A Common Stock is first publicly traded.
(3) “Permitted Entity” means, with respect to Mr. Sjoerd Sjouwerman (the “Founder”), any trust, account, plan, corporation, partnership, limited liability company or charitable organization, foundation or similar entity specified in ARTICLE V, Section F(4)(b)-(f) with respect to the Founder, so long as such Permitted Entity meets the requirements of the exception set forth in ARTICLE V, Section F(4) applicable to such Permitted Entity.
(4)“Permitted Transfer” means a Transfer by a holder of Class B Common Stock to any of the persons or entities listed in clauses (a) through (f) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such holder of Class B Common Stock and/or any other Permitted Transferee established by or for such holder of Class B Common Stock:
1.the Founder’s Permitted Entities, the Founder’s estate as a result of the Founder’s death or the Founder individually;
2.any Qualified Charity, foundation or similar entity established by a holder of Class B Common Stock so long as the holder of Class B Common Stock has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to the holder of Class B Common Stock; provided, further, that in the event such holder of Class B Common Stock no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity, each share of Class B Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
3.a trust for the benefit of such holder of Class B Common Stock or persons other than the holder of Class B Common Stock so long as the holder of Class B Common Stock has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the holder of Class B Common Stock; provided, further, that in the event such holder of Class B Common Stock no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
4.a trust under the terms of which such holder of Class B Common Stock has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the holder of Class B Common Stock has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that in the event such holder of Class B Common Stock no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
5.an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such holder of Class B Common Stock is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code so long as the holder of Class B Common Stock has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust; provided that in the event such holder of Class B Common Stock no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or
6.any Affiliate of such holder of Class B Common Stock; provided that in the event the holder of Class B Common Stock ceases, for any reason, to be an Affiliate of such Permitted Transferee, each share of Class B Common Stock then held by such Permitted Transferee shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.
For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (a) through (f) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Transferee so long as the other requirements of (a) through (f) above, as applicable, are otherwise satisfied.
(5)“Qualified Charity” means a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.
(6)“Qualified Stockholder” means (i) any registered holder of a share of Class B Common Stock immediately after the IPO Date and (ii) a Permitted Transferee.
(7)“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.
(8) “Voting Control” means with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security including by proxy, voting agreement, or otherwise.
(9)“Trading Day” means any day on which the Nasdaq Global Select Market, or any other registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded or any successor exchange, is open for trading.
(10)“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by any entity that is a Qualified Stockholder if after the IPO Date there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect parent of such entity, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity. Notwithstanding the foregoing, the following shall not be considered a “Transfer”:
7.the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;
8.the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;
9.entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
10.the issuance by the Corporation of any shares of Class B Common Stock pursuant to the exercise of options, warrants, securities or rights that are exercisable or exchangeable for, or convertible into, Class B Common Stock; or
11.entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
12.any entry by any holder of shares of Class B Common Stock into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Change of Control Transaction or other proposal approved by the Board of Directors or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Change of Control Transaction or such other proposal, the consummation of a Change of Control Transaction or such other proposal or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Change of Control Transaction or such other proposal); provided that such Change of Control Transaction or such other proposal was approved by the Board of Directors; or
13.the fact that the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of Class B Common Stock to such holder’s spouse for any reason, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock.
G.Reservation of Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
H.No Further Issuances. Except for the issuance of Class B Common Stock issuable upon exercise of Rights outstanding at the Effective Time or a dividend payable in accordance with ARTICLE IV, Section C(3), the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a single class. After the Final Conversion Date, the Corporation shall not issue any additional shares of Class B Common Stock.
ARTICLE VI
Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE VII
A.General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
B.Number of Directors. The Board of Directors shall consist of that number of members as shall be fixed from time to time by resolution of the Board of Directors.
C.Classified Board Structure; Election of Directors. The Board of Directors shall be and is divided into three (3) classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned to be as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided that each director initially appointed to Class I shall serve for a term initially expiring at the Corporation’s annual meeting of stockholders held in 2022; each director initially appointed to Class II shall serve for a term initially expiring at the Corporation’s annual meeting of stockholders held in 2023; and each director initially appointed to Class III shall serve for a term initially expiring at the Corporation’s annual meeting of stockholders held in 2024; provided, further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.
D.Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and not by stockholders. Directors so chosen shall hold office until the next election of the class for which such director shall have been chosen and until such director’s successor shall have been duly elected and qualified.
E.Removal. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the voting power of the shares of the Corporation entitled to vote in the election of directors, represented in person or by proxy at a meeting for the election of directors duly called pursuant to the Bylaws.
F.In addition to the powers and authority herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the Bylaws; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.
ARTICLE VIII
A.Special Meetings of Stockholders. Except as otherwise required by law, special meetings of the stockholders may be called only by (i) an officer of the Corporation pursuant to a resolution adopted by the Board of Directors; (ii) the Chairperson of the Board of Directors; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation (in the absence of a chief executive officer).
B.Cumulative Voting. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.
ARTICLE IX
To the fullest extent authorized by the DGCL, as it presently exists or may hereafter be amended or modified from time to time, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal, modification or elimination of this ARTICLE IX shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification or elimination with respect to acts or omissions occurring prior to such repeal, modification or elimination.
Subject to any provisions of the Bylaws related to indemnification, the Corporation may indemnify, to the fullest extent permitted by applicable law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any proceeding mentioned in this ARTICLE IX.

ARTICLE X
In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of at least a majority of the total number of directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships on the Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws.
ARTICLE XI
Except as provided in ARTICLE IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, ARTICLES IV, V, VI, VII, VIII, IX, X, XI and XII.
ARTICLE XII
A.The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
B.Notwithstanding the foregoing, the Corporation shall not, following the date of closing of the initial public offering of the Class A Common Stock, at which time the Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, engage in any business combination with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
(a)prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or
(b)upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of the Corporation and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(c)at or subsequent to such time, the business combination is approved by the Board of Directors and authorized or approved at an annual or special meeting of stockholders (or by written consent, if action by written consent is not then prohibited by this Certificate of Incorporation) by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding voting stock of the Corporation that is not owned by the interested stockholder.

Notwithstanding the foregoing, the restrictions contained in this ARTICLE XII shall not apply if the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this ARTICLE XII did not apply.
C.For purposes of this ARTICLE XII, references to:
(1)“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2)“Associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)“Business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
14.any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Section (B) of this ARTICLE XII is not applicable to the surviving entity;
15.any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;
16.any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any subsidiary of the Corporation, which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any subsidiary of the Corporation, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
17.any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any subsidiary of the Corporation that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
18.any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(4)“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. For the purpose of this Article XII, a person who is the owner of 20% or more of the outstanding voting stock of the Corporation, other corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(5)“Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from the Founder (as defined in ARTICLE V) or any of his affiliates, ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this ARTICLE XII; (B) any Permitted Transferee (as defined in ARTICLE V) of the Founder, which person, for the avoidance of doubt, need not be designated in writing as an Exempt Transferee; or (C) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this ARTICLE XII.

(6)“Excluded Transfer” means (a) a transfer to a Person that is not an affiliate or Permitted Transferee of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act of 1933, as amended (the “Securities Act”), (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.
(7)“Interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) the Founder, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person specified in this clause (y) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below, but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(8)“Majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.
(9) “Owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(a)beneficially owns such stock, directly or indirectly; or
(b)has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or
(c)has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(10)“Person” means any individual, corporation, partnership, unincorporated association or other entity.
(11)“Voting stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
ARTICLE XIII
If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.
[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 26th day of April, 2021.

KNOWBE4, INC.

By:	/s/ Sjoerd Sjouwerman
Name: Sjoerd Sjouwerman
Title: Chief Executive Officer and Chairman